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                                                                    Exhibit 10.4

                   BOISE CASCADE AVIATION OPERATION AGREEMENT

       THIS AGREEMENT, dated as of the 29th day of October, 2004, entered into by and between BOISE CASCADE CORPORATION, a Delaware corporation, hereinafter referred to as "Parent," and BOISE CASCADE AVIATION, L.L.C., a Delaware corporation, hereinafter referred to as "Boise Aviation".

                              W I T N E S S E T H :

       WHEREAS, Albertson's, Inc. ("Albertson's") and Parent entered into an Operation Agreement dated April 1, 1999, amended March 1, 2004 ("Albertson's Operation Agreement"), Albertson's is the owner and/or lessee of various aircraft (hereinafter "Albertson's Aircraft") based in a facility ("Facility") constructed by Albertson's pursuant to an Assignment dated June 27, 2000 ("Assignment"), and a Second Amendment to Lease between Parent and the City of Boise dated April 13, 1999 ("Second Amendment"), which amends the lease agreement dated April 19, 1988, amended October 6, 1995, as further amended by a Third Amendment dated February 7, 2000 (such lease, as amended, is referred to as the "Master Lease");

       WHEREAS, simultaneously herewith, Parent assigned its interest in the Albertson's Operation Agreement to Boise Aviation, and Boise Aviation has assumed all of Parent's obligations thereunder;

       WHEREAS, Parent has assigned the lease with Key Bank for the Falcon 50 Tail #293BC to Boise Aviation ("Boise Aviation Aircraft");

       WHEREAS, Parent desires that Boise Aviation provide maintenance, flight crews, and other operational services as herein specified for Parent's Aircraft and that Boise Aviation maintain and operate the Facility pursuant to the Albertson's Operation Agreement; and

       WHEREAS, Parent owns and/or operates a Falcon 50 Tail #291BC based at the Facility ("BC Aircraft") (the Albertson's Aircraft, Boise Aviation Aircraft, and BC Aircraft are referred to herein as the "Aircraft").

       1. DEFINED TERMS. All terms not otherwise defined herein shall have the meaning as set forth in the Albertson's Operation Agreement or the Master Lease, as applicable.

       2. TERM. The term of this Agreement shall be for a period commencing on the date first written above ("Effective Date"), and running through June 30, 2005, and thereafter shall be automatically renewed for successive periods of six months each unless notice of termination is given by either party at any time during the term or renewal term upon ninety (90) days prior written notice. This Agreement shall terminate automatically upon the termination of the Albertson's Operation Agreement. No termination of this Agreement shall affect any obligation of a party arising prior to such termination or to make payment in respect of any cessation of operations of Boise Aviation.

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       3.     LEASE; TIMESHARING. Any use of the Boise Aviation Aircraft by
Parent or the BC Aircraft by Boise Aviation will be governed by an amendment hereto to be filed with the FAA.

              3.1 FACILITY FEE. Parent shall pay Boise Aviation a monthly fee equal to Parent's "Proportionate Share" of the following:

                     (a)    Rent under the Master Lease.

                     (b) Real estate taxes paid on the Facility by Albertson's per year, divided by 12.

                     (c) Fire and extended coverage insurance premiums required under the Master Lease per year, divided by 12.

                     (d) A Facility Fee in an amount calculated pursuant to Exhibit A of the Albertson's Operation Agreement.

       For all purposes hereof, "Proportionate Share" shall be calculated based upon the number of Aircraft based at the Facility. For example, if Parent has one (1) Aircraft, Boise Aviation has one (1) Aircraft, and Albertson's has two
(2) Aircraft based at the Facility, Parent's Proportionate Share shall be one-fourth (1/4). Each party's Proportionate Share shall be adjusted, if necessary, at the beginning of each month to take into account Aircraft that are added or deleted during the preceding month. Notwithstanding the foregoing, the parties agree that their Proportionate Share of all fees, expenses and other liabilities related to the cessation of operations of any of the Aircraft (including severance costs related to personnel used in the operation of the Aircraft and other shutdown costs related thereto), in each case to the extent not reimbursed by Albertson's shall be 50%.

       The Proportionate Share of each party shall continue to be calculated based on the number of Aircraft based at the Facility, unless and until either party determines at anytime that the type and size of the Aircraft then based at the Facility warrants modification of this formula. In such event, the parties shall negotiate in good faith to address a potential change in the manner in which the Proportionate Share is calculated. If, notwithstanding such good faith negotiations, the parties are unable to reach an agreement on a modified formula, the parties' respective Proportionate Share shall continue to be determined based on the number of Aircraft based at the Facility.

       4. SERVICES PROVIDED BY BOISE AVIATION FOR PARENT AIRCRAFT AND THE FACILITY. Boise Aviation will use reasonable efforts to provide the following operational and maintenance services for Parent Aircraft and the Facility in a manner as required by the Albertson's Operation Agreement and consistent with past practices (including with respect to staff):

                     (a) A flight crew of two (2) qualified pilots who meet all: (i) pilot requirements of the insurance policies of Boise Aviation covering Boise Aviation's aircraft operations, and (ii) legal and regulatory requirements;

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                     (b)    All normal maintenance services required to maintain
the Parent Aircraft in accordance with applicable regulations of the U.S.
Federal Aviation Authority, except "extraordinary" repairs. "Extraordinary" repairs are those not normally performed by Boise Aviation's maintenance personnel on the Boise Aviation Aircraft. In case such "extraordinary" repairs are required, Boise Aviation shall promptly notify Parent of the necessity for such "extraordinary" repairs and then take such steps as Parent may direct to obtain competent repair service at Parent's expense;

                     (c)    All maintenance required on the Facility; and

                     (d) All services and maintenance normally performed by Boise Aviation for the Boise Aviation Aircraft, and for operating a first-class aircraft hangar and facility, including without limitation, all maintenance, security, publications, telephone expenses, printing, office supplies, and heating and cooling expenses (except snacks and beverages for the Aircraft).

              4.1 DIRECT COSTS AND OTHER COSTS. Each party shall pay (i.e., in the case of Parent, it shall pay or reimburse Boise Aviation for the following services and items with respect to the BC Aircraft):

                     (a)    the following variable costs:

                            (i)    Aviation fuel at the prevailing prices
charged at the location of purchase if outside of Parent; if at Parent, the prevailing cost (including taxes) paid by Boise Aviation

                            (ii)   Maintenance as provided for in Section 4(b)
herein when performed in Parent shall be at the prevailing labor rates which Boise Aviation charges for customer maintenance of similar aircraft plus Boise Aviation's actual cost of parts, lubricants, and other materials utilized in such maintenance. If maintenance is required to be performed elsewhere, the costs shall be those charged by such location.

                            (iii)  All reasonable travel expenses incurred by
the flight personnel while operating the Aircraft in accordance with Boise Aviation's policy relating to such expenses and as reflected in monthly expense reports to be filed by the flight personnel.

                            (iv)   All taxes levied by any government or branch
thereof against any of the activities conducted by Boise Aviation pursuant to this Agreement, except income taxes of Boise Aviation and taxes relating to Boise Aviation's charter and air taxi operation of the Aircraft with third parties.

                            (v)    All "extraordinary" repairs shall be either
billed directly by the party making such repairs or passed through at Boise Aviation's cost as a part of Boise Aviation's monthly billing.

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                            (vi)   Any snacks and beverages for the Aircraft at
Boise Aviation's cost.

              The revenue from maintenance shall be included in the calculation under paragraph 2 of Exhibit B to the Albertson's Operation Agreement. Direct costs set forth above other than Maintenance Department costs shall not be included in the costs accumulated in accordance with said Exhibit B.

                     (b) Notwithstanding anything herein to the contrary, all fees and costs incurred by Boise Aviation to cease operations of any of the Aircraft (including severance costs related to personnel used in the operation of the Aircraft and other shutdown costs related thereto), in each case that are not reimbursed by Albertson's, shall be borne equally by Parent and Boise Aviation.

                     (b) Boise Aviation shall be paid for all other services provided pursuant to Section 4 herein in accordance with said Exhibit B, payable monthly, prorated for fractional months; references in said Exhibit B to Proportionate Share shall mean Parent's Proportionate Share for purposes of billing Parent hereunder.

                     (c) On or before the 10th of each calendar month, Boise Aviation will invoice Parent for the preceding month. Parent shall make full payment of the net amount within fifteen (15) days after the date of invoice.

              4.2 OPERATIONAL CONTROL OF BC AIRCRAFT. During all flights, the flight captain shall have full, final, and exclusive authority to determine all questions relating to the operation of the BC Aircraft, including, but not limited to, the final determination as to whether a flight should be curtailed, rerouted, delayed, or terminated because of weather, equipment, or other relevant conditions. The flight captain's authority shall include the discretion to refuse transportation of any passengers who may, in his or her opinion, interfere with the safety of the flight.

              4.3 INSPECTION. Parent shall have the right to make such inspection of the BC Aircraft as it may deem necessary.

              4.4 FLIGHT CREWS. Boise Aviation shall provide two qualified pilots as described in Section 4(a) from its full roster of pilots upon timely notice from Parent for each flight operation requested by Parent. Boise Aviation shall be obligated to provide a flight crew only if two pilots are available. To ensure the availability of such pilots, Boise Aviation shall maintain in its employment sufficient full-time pilots qualified to fly the Aircraft consistent with historical staffing practices. Pilot availability shall be subject to the requirements contained in Boise Aviation's Aviation Division Flight Crew Policy Manual, which manual may be revised from time to time. Only Boise Aviation's flight personnel shall fly the Aircraft during the term of this Agreement.

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              4.5    SCHEDULING FOR USE BY PARENT. Scheduling of Parent use of
the BC Aircraft shall be done by Parent communicating with Boise Aviation's Aviation Division flight scheduler on a timely basis.

       5. LIABILITY INSURANCE. Each party agrees to maintain passenger liability, public liability, property damage liability, and contractual liability covering its respective Aircraft and its obligations under this Agreement, in a single amount of not less than One Hundred Million Dollars ($100,000,000) against claims for death or for injury to persons or loss of or damage to property in connection with the possession, use, or operation of its respective Aircraft. The other party and Albertson's shall be named on said policy as an additional insured.

       6. RELEASE. All risk of loss or damage to the BC Aircraft shall be borne by Parent and all risk of loss to the Boise Aviation Aircraft shall be borne by Boise Aviation. Except as otherwise provided hereunder, Parent shall indemnify and hold harmless Boise Aviation for all losses, damages, fees, expenses or liabilities (including reasonable attorneys' fees) suffered or incurred by Boise Aviation or any of its affiliates arising from or related to the BC Aircraft. Except as otherwise provided hereunder, Boise Aviation shall indemnify and hold harmless Parent for all losses, damages, fees, expenses or liabilities (including reasonable attorneys' fees) suffered or incurred by Parent or any of its affiliates arising from or related to the Boise Aviation Aircraft.

              Each party hereby waives any right of subrogation the carrier of hull insurance may have against the other party and/or against Albertson's, and agrees to so provide in the terms of its hull insurance policy.

       7. TITLE. Neither party shall suffer encumbrances or liens against its respective Aircraft which would allow the holder of such lien or encumbrance to interfere with or prevent the other party's exercise of its rights to lease or charter the other party's Aircraft pursuant to Section 3 of this Agreement.

       8. NOTICES. Any notices (scheduling or Aircraft use exempted) required by this Agreement shall be effective when mailed by registered mail, return receipt requested, to the following addresses:

       Parent:             Boise Cascade Corporation
                           Legal Department
                           ATTENTION General Counsel
                           P.O. Box 50
                           Boise, ID 83728

       Boise Aviation:     Boise Aviation
                           c/o Boise Cascade Corporation
                           Legal Department
                           ATTENTION General Counsel
                           P.O. Box 50
                           Boise, ID 83728

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       9.     MISCELLANEOUS.

              9.1 ASSIGNMENT. Neither party to this Agreement shall make any assignment of its rights and powers under the terms of this Agreement without the express written consent of the other party; provided that Boise Aviation may, without the consent of Parent, assign its rights under this Agreement to its lenders as collateral security.

              9.2 SUCCESSION. The terms of this Agreement shall be binding upon the permitted assignees and successors of the parties.

              9.3 INDEPENDENT CONTRACTOR. Boise Aviation is an independent contractor. This Agreement shall not create a partnership, joint venture, or agency relationship between the parties.

              9.4 PURCHASE OPTION. On the date this Agreement expires or is otherwise terminated for any reason, Boise Aviation has the option to cause Parent to use commercially reasonable efforts to assign the lease of the BC Aircraft to Boise Aviation for $10. If Parent has purchased the BC Aircraft from the lessor of the BC Aircraft, this option is an option to buy the BC Aircraft for Parent's purchase price thereunder. This option must be exercised within 90 days of a party's notice of termination of this Agreement. The sale shall be "AS IS, WHERE IS," except with respect to title thereto and Parent shall, to the extent feasible, assign any third-party warranties to Boise Aviation

              9.5 GOVERNING LAW. This Agreement shall be governed by the laws of Delaware, without regard to its conflict of laws principles.

              9.6 ENTIRE AGREEMENT. This Agreement, together with the Assignment, constitutes the entire agreement between the parties. There are no understandings, representations, or warranties of any kind, express or implied, not expressly set forth herein. No modification of this Agreement shall be of any force or effect, unless such modification is in writing and signed by the party to be bound.

              9.7 NO EFFECT ON ALBERTSON'S OPERATION AGREEMENT. This Agreement is by and between Parent and Boise Aviation only and shall govern (i) the "right and obligations" of Parent and Boise Aviation as it relates to the BC Aircraft and the Boise Aviation Aircraft, respectively, and (ii) Parent's responsibilities under the Albertson's Operation Agreement. This Agreement shall not, however, affect the Albertson's Operation Agreement and the rights and obligations of the parties thereunder.

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       IN WITNESS WHEREOF, the parties have set their hands to this Agreement as of the date first above written.

BOISE CASCADE AVIATION, L.L.C.              BOISE CASCADE CORPORATION


By /s/ Christopher J. McGowan              By  /s/ Guy Hurlbutt
   ------------------------------------        ---------------------------------
Title  Vice President                      Title  Vice President
     ----------------------------------          -------------------------------


Albertson's hereby consents to the foregoing, and all parties hereto agree that for purposes of the Albertson's Operation Agreement, Albertson's and Boise Aviation's amounts owed to each other will be calculated as if the BC Aircraft were a Boise Aviation Aircraft, notwithstanding anything to the contrary in the above Boise Aviation Operation Agreement.

ALBERTSON'S, INC.


By  /s/ John Boyd
   ------------------------------------
Title  Group Vice President & Treasurer
     ----------------------------------

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